Exhibit 10.5

[Letterhead of MacDermid]

March 4, 2009

Jerry Mitchell

9557 LaCosta Lane

Lone Tree, CO 80124

Re:	Severance Agreement

Dear Jerry:

I write to confirm our agreement regarding severance in the case where your employment with MacDermid is involuntarily terminated without Cause (as defined herein). If your employment is involuntarily terminated without Cause then you will be paid a severance equal to (1) years’ base salary. In the case of termination without cause within (2) years of a Change in Control (as defined herein), then MacDermid will pay you a severance equal to (2) years base salary. If the conditions hereof are satisfied, the severance will become payable within 30 days of your involuntary termination without Cause. No severance will be paid if you voluntarily leave your position or are terminated for Cause. In order to receive the foregoing severance payment, you will be required to execute and effectuate (without revoking) MacDermid’s standard termination agreement (form attached) containing a full, final general release in favor of MacDermid and its affiliates.

As used in this agreement, Cause shall mean:

1.	CAUSE:

(i)	you are charged with, convicted of, or plead guilty or nolo contendere to, any crime constituting a felony or involving dishonesty or moral turpitude;

(ii)	you engage in any activity that amounts to negligence and that significantly affects the business affairs, or reputation of the company or your business unit;

(iii)	you fail to perform your duties, or perform your duties in a negligent manner;

1401 Blake Street Denver, Colorado 80202	Phone 720-479-3078 Fax 720-479-3085 Mobile: 203-808-6147 fmonteiro@macdermid.com

(iv)	you violate the Company’s standard policies, or the law, and such violation creates a liability (actual or potential) for the company; or

(v)	your job performance does not meet expectations after you have been given 90 days advance written warning of such deficiencies and have not resolved them.

2.	CHANGE OF CONTROL:

(i)	acquisition by any person or group, except for an employee benefit plan sponsored by the company, of beneficial ownership of 50% or more of the company’s voting securities in any combination;

(ii)	the sale of all or substantially all of the assets of MacDermid, Inc.

In addition to the above agreements, we hereby agree as follows:

(1)	If MacDermid decides to terminate you without Cause, it agrees to provide you with a three month advance written notice prior to termination. In lieu of notice, MacDermid can choose to pay you an additional three (3) months severance based solely upon your base salary.

(2)	You hereby agree to use your best efforts to provide MacDermid with three (3) months advance written notice of your decision to leave full time employment with MacDermid. If you are unable to do so, then you agree to be available to MacDermid at no cost for a consulting period of three (3) months immediately prior to your leaving.

This Agreement will be in effect during your employment with MacDermid. You will at all times be an at will employee. MacDermid may terminate your employment at any time without notice for Cause. Please indicate your acceptance and agreement by countersigning and returning this letter to my attention. This Agreement must be returned signed within one (1) week of the date hereof.

Sincerely,

/s/ Frank J. Monteiro
Frank J. Monteiro—VP of Finance & Treasurer

Accepted and Agreed

/s/ Jerry Mitchell
Name: Jerry Mitchell Date: 3/5/09

1401 Blake Street Denver, Colorado 80202	Phone 720-479-3078 Fax 720-479-3085 Mobile: 203-808-6147 fmonteiro@macdermid.com